EXHIBIT 6

Rule 10b5-1 Trading Plan

A-A SMA, L.P. (the “Buyer”) adopts this Trading Plan dated March 9, 2020 (the “Trading Plan”) with Allen & Company LLC (“Allen”) with respect to the Common Stock, par value $0.000025 per share, of TriNet Group, Inc. (“Issuer”) (symbol: “TNET”) (herein, “Stock”) and for the purpose of establishing a trading plan that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Buyer and Allen agree as follows:

1.	Specific Plan of Purchase. Allen, acting as agent, agrees as follows:

(a)
To effect purchases of Stock on behalf of the Buyer in open market transactions in accordance with all applicable securities laws and regulations including without limitation the provisions of Rule 10b-18 of the Exchange Act and in accordance with the specific instructions set forth in Exhibit A commencing on, and including, March 9, 2020 (the “Commencement Date”);

(b)
That the total number of shares of Stock to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Exchange Act, counting block transactions against the volume limitation to the extent required by such Rule;

(c)	To execute the purchases specified in the Trading Plan under ordinary principles of best execution; and

(d)
That no person who exercises influence on Allen’s behalf over how, when or whether to effect purchases pursuant to the Trading Plan may do so while aware of any material non-public information relating to the Stock or the Issuer (including any company which the Issuer has agreed to acquire).

2.	Fees/Commissions. The Buyer shall pay Allen the fees/commissions set forth in Exhibit A.

3.	The Buyer’s Representations and Warranties. The Buyer represents and warrants that:

(a)	At the time of the Buyer’s entry into this Trading Plan, the Buyer is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

(b)	The Buyer is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(c)
The Buyer and the Issuer have determined that this Trading Plan is consistent with Issuer’s insider trading policy and have delivered to Allen a Certificate of the Issuer in the form of Exhibit B hereto;

(d)	[Reserved];

(e)
There are no legal, contractual or regulatory restrictions applicable to the Buyer, the Issuer or their respective affiliates as of the date of this representation that would prohibit the Buyer from either entering into the Trading Plan or purchasing Stock pursuant to the Trading Plan, assuming compliance with Rule 10b-18 as aforesaid;

(f)
The Buyer has had an opportunity to consult with the Buyer’s own advisors as to the legal, tax, financial and other aspects of this Trading Plan, including this Trading Plan’s compliance with Rule 10b5-1 and applicable state law; and

(g)	The Buyer is not an “affiliated purchaser” of the Issuer within the meaning of Rule 10b-18 of the Exchange Act.

4.	Agreements by the Buyer. The Buyer severally acknowledges and agrees to the following provisions:

(a)	Brokerage Account. The Buyer shall open a sole-purpose Allen brokerage account prior to execution of purchases under this Trading Plan in the name of and for the sole benefit of the Buyer.

(b)
Payment. The Buyer shall pay Allen for all shares of Stock purchased under the Trading Plan (including all commissions) on or prior to the regular settlement period for such Stock (currently T+2), as instructed by Allen.

(c)
Hedging Transactions. While this Trading Plan is in effect, the Buyer shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

(d)
Notice to Allen. The Buyer shall notify Allen to terminate or suspend purchases, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraph 5(a) or (b) or paragraph 6(d).

(e)
Communications. The Buyer shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any Allen employee in the Allen 10b5-1 Group. For purposes of this Trading Plan the Allen 10b5-1 Group shall mean any of Scott Bacigalupo, Jeff Stanley, Dan Weidlein, Matt McAndrew or Matt Westfall.

(f)	No Influence. The Buyer does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Stock pursuant to this Trading Plan.

(g)
Exclusivity. Until this Trading Plan has been terminated, the Buyer shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to purchase or sale of the Stock for the purpose of establishing a trading plan that complies with Rule 10b5-1 (unless such other agreement or plan contemplates purchases or sales after the termination date of this Trading Plan), nor will Buyer bid for or purchase the Stock through any other broker or dealer on a day when bids for or purchases of the Stock may be made by Allen.

(h)	Acknowledgment of Relief from Obligation to Effect Purchases. Allen shall be relieved of its obligation to purchase Stock as otherwise required by paragraph 1 above at any time when:

(i)
Allen has determined that (A) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to the Buyer, the Issuer or their respective affiliates and has received advice of legal counsel to such effect; or (B) a material adverse change in the financial markets, in the market activity in the Stock or in the internal systems of Allen or one of its affiliates, an outbreak or escalation of hostilities or other crisis or calamity has occurred (in each case, the effect of which is such as to make it, in the sole good faith judgment of Allen, impracticable for Allen to purchase Stock); or (C) a trading suspension with respect to the Stock by the Securities and Exchange Commission or The Nasdaq National Market or a delisting of the Stock or a banking moratorium has occurred; if Allen cannot effect a purchase for any of such reasons, Allen shall effect such purchase as promptly as practical after the cessation or termination of such cause, subject to the restrictions contained elsewhere in this agreement (including Exhibit A);

(ii)	This Trading Plan is suspended in accordance with paragraph 5 below; or

(iii)	This Trading Plan is terminated in accordance with paragraph 6 below.

5.	Suspension. Purchases under this Trading Plan shall be suspended as follows:

(a)
Promptly after the date on which Allen receives notice from the Buyer or the Issuer of legal, contractual or regulatory restrictions applicable to the Buyer, the Issuer or their respective affiliates that would prevent Allen from purchasing Stock under this Trading Plan (such notice merely stating that there is an applicable restriction without specifying the reasons for the restriction), it being understood that the Buyer becoming aware of material non-public information shall not constitute such a restriction.

(b)
In the event that the Allen 10b5-1 Group becomes aware of material nonpublic information concerning Issuer or the Stock, Allen may be required by applicable law or, in its sole good faith discretion based on advice of counsel, find it advisable, to suspend repurchases under this Trading Plan. In such case, Allen shall promptly notify the Buyer of the suspension of purchases under this Trading Plan (such notice merely stating that there is an applicable restriction without specifying the reasons for the restriction).

Any such suspension shall remain in effect only for so long as any of the circumstances described in clauses (a) through (b) above shall remain in effect.

6.	Termination. This Trading Plan will terminate on the earliest to occur of the following:

(a)	at such time as Allen shall have purchased the maximum number of shares of Stock as set forth on Exhibit A;

(b)	the close of business on March 9, 2021;

(c)	promptly after the date on which Allen receives notice from the Buyer or the Issuer of the termination of this Trading Plan; or

(d)
upon the reasonable determination by Allen based on advice of counsel, or promptly after the reasonable determination by the Buyer and notice to Allen, that this Trading Plan does not comply with Rule 10b5-1.

7.	Allen’s Representations and Warranties. This Trading Plan constitutes Allen’s legal, valid and binding obligation enforceable against Allen in accordance with its terms.

8.	Indemnification; Limitation of Liability.

(a)
Indemnification. The Buyer agrees to indemnify and hold harmless Allen and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) arising out of or attributable to (A) Allen’s actions taken or not taken in compliance with this Trading Plan, except to the extent such Losses are caused by Allen’s gross negligence or willful misconduct, (B) any breach by a Buyer of this Trading Plan (including a Buyer’s representations and warranties hereunder), or (C) any violation by a Buyer of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

(b)
Limitation of Liability. Notwithstanding any other provision hereof, Allen shall not be liable to the Buyer or the Issuer, and the Buyer and the Issuer shall not be liable to Allen, for: (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

9.	Notices.

(a)	All notices to Allen under this Trading Plan shall be provided in writing to Allen’s General Counsel by e-mail or by national overnight courier or certified mail to the address below:

Allen & Company LLC
711 Fifth Avenue
New York, NY 10022
Attn: General Counsel
Email: pdiiorio@allenco.com

(b)	All notices to the Buyer under this Trading Plan shall be given to the Buyer by e-mail or by national overnight courier or certified mail to the addresses below:

A-A SMA, L.P.
c/o Atairos Management, L.P.
40 Morris Avenue
Bryn Mawr, PA 19010

Attn: David Caplan
Clare McGrory

Email: d.caplan@atairos.com

c.mcgrory@atairos.com

(c)
Allen will provide notification of all purchases of Stock under this Trading Plan to the Buyer by e-mail at the above addresses by 6 p.m. (ET) on the date of execution on a best efforts basis, with a final report by 12 p.m. (ET) on the following business day. The Buyer agrees to notify Allen in writing of any changes to the contact information provided.

10.
Amendments and Modifications. This Trading Plan and Exhibit A hereto may be amended by the Buyer only upon the written consent of Allen, receipt by Allen of a certificate signed by the Buyer dated as of the date of such amendment, certifying that the representations and warranties of the Buyer contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date, and receipt by Allen of a Certificate of the Issuer in the form of Exhibit B hereto. Notice of any amendment or modification to this Plan shall be provided to Allen not less than five (5) business days prior to the effective date of the amendment or modification, and such amended or modified plan may not become effective until fifteen (15) calendar days after the date of such amendment or modification unless otherwise agreed to by the Buyer and Allen. Termination of this Trading Plan shall not be deemed an amendment or modification.

11.
Inconsistency with Law. If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Trading Plan will continue and remain in full force and effect.

12.	Governing Law. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York.

13.
Entire Agreement. This Trading Plan, including Exhibit A, and the brokerage account agreement referred to in paragraph 4(a) above, constitute the entire agreement between the parties with respect to this Trading Plan and supercede any prior agreements or understandings with regard to this Trading Plan.

14.
Counterparts. This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

A-A SMA, L.P.

By: A-A SMA GP, LLC, its General Partner

By: Atairos Group, Inc., its Sole Member and Manager

/s/ David Caplan
Name: David Caplan
Title: Partner & General Counsel

ALLEN & COMPANY LLC

/s/ Peter DiIorio
Name: Peter DiIorio
Title:  General Counsel